PROSPECTUS                                                     FILED PURSUANT TO
                                                                RULE 424 (b) (2)
                                                              FILE NO: 333-13335

                                 54,517 SHARES

                        CATALINA MARKETING CORPORATION

                    Common Stock, par value $.01 per share
                                --------------

  This Prospectus is being used in connection with the offering (the "Offering") from time to time of up to 54,517 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Catalina Marketing Corporation, a Delaware corporation (the "Company"), by certain stockholders of the Company identified herein (collectively, the "Selling Stockholders").

  The Company issued 41,672 of the Shares, and such Shares were acquired by certain Selling Stockholders, in connection with the Company's purchase of shares of common stock of its Delaware subsidiary, Catalina Marketing UK, Inc. ("CMUK-Delaware") from such Selling Stockholders. The Company issued an additional 12,845 Shares, and such Shares were acquired by certain Selling Stockholders, in connection with the Company's decision to terminate the Employee Share Option Scheme (the "Option Plan") of Catalina Marketing UK, Ltd. ("Catalina UK"), the wholly-owned subsidiary of CMUK-Delaware. The Shares issued in connection with the Company's decision to terminate the Option Plan are subject to restrictions which terminate only upon the satisfaction of certain conditions. The Shares are being registered for resale pursuant to an agreement between the Company and the Selling Stockholders pursuant to which the Company is obligated to register such Shares.

  The Shares may be offered by the Selling Stockholders from time to time on terms to be determined at the time of sale. The Selling Stockholders may effect such transactions by selling the Shares, to or through securities broker-dealers or other agents, and such broker-dealers or other agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, and/or the purchasers of the Shares, for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Additionally, agents or dealers may acquire the Shares or interests therein as a pledgee and may, from time to time, effect distributions of the Shares or interests in such capacity. See "Selling Stockholders" and "Plan of Distribution." Selling Stockholders, and any brokers, dealers or agents through whom sales of the Shares are made may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profits realized by them on the sale of the Shares may be considered to be underwriting compensation.

  The Company is not selling any of the Shares and will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The cost of registering the Shares is being borne by the Company (although the Company will not pay any commissions or discounts of brokers, dealers or agents).

  On October 1, 1996, the closing sales price for the Common Stock on the New York Stock Exchange (the "NYSE") was $52.375 per share. The Common Stock is listed on the NYSE under the symbol "POS."

                                --------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                --------------

             The date of this Prospectus is October 11, 1996.

                             AVAILABLE INFORMATION

  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

  The Company's Common Stock is traded on the NYSE and reports, proxy and information statements, and other information concerning the Company can be inspected at the offices of such Exchange at 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part (together with any amendments thereto, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), in respect of the Shares. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Such additional information, exhibits and undertakings may be inspected and obtained from the Commission's principal office in Washington, D.C. The summaries or descriptions of documents in this Prospectus are not necessarily complete. Reference is made to the copies of such documents attached hereto or otherwise filed as a part of the Registration Statement for a full and complete statement of their provisions, and such summaries and descriptions are, in each case, qualified in their entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents or information have been filed by the Company with the Commission and are incorporated herein by reference:

  1. The Company's Annual Report on Form 10-K for the year ended March 31, 1996, filed June 4, 1996.
  2. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 16, 1996.
  3. The Proxy Statement for the Annual Meeting of Stockholders of the Company held on July 23, 1996, filed June 25, 1996.
  4. The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A, as amended (Registration No. 1-11008), including any amendment or report for the purpose of updating that description.

  All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON TO THE COMPANY AT 11300 NINTH STREET NORTH, ST. PETERSBURG, FLORIDA 33716-2329, ATTENTION: TREASURER, ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS) WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                                  THE COMPANY

  The principal executive offices of the Company are located at 11300 Ninth Street North, St. Petersburg, Florida 33716-2329. Its telephone number is
(813) 579-5000.

                             SELLING STOCKHOLDERS

  The following table sets forth, as of October 1, 1996, information regarding the number of shares of Common Stock beneficially owned, and the number of such shares which may be offered hereby, from time to time, by each Selling Stockholder. It is not possible to predict the number of Shares that will be sold hereby, and consequently it is not possible to predict the number of Shares that will be owned by each Selling Stockholder following completion of sales of the securities offered hereby.

                                                  PERCENTAGE OF
                               NUMBER OF SHARES   COMMON STOCK  NUMBER OF SHARES
NAME                           BENEFICIALLY OWNED OUTSTANDING   OFFERED HEREBY
----                           ------------------ ------------- ----------------
Cathryn E. Beckett............          594              *                   594
Teresa Carter.................          198              *                   198
Duncan Curtis.................          396              *                   396
Alan Gray.....................        1,188              *                 1,188
Trevor A. Hannah..............          594              *                   594
Gilliam M. Howard.............          594              *                   594
Heather Isbister..............        1,168              *                 1,168
Stuart J. Isbister............        7,554              *                 7,554
Blair A. Jenkins..............       11,850              *                11,850
Karen Jenkins.................        3,270              *                 3,270
Kerstin Birgitta King.........        9,348              *                 9,348
Robin T. King.................        1,188              *                 1,188
Gavin I. McLauchlan...........          396              *                   396
David P. O'Donnell............          659              *                   659
Joan M. O'Flaherty............          198              *                   198
Stephen J. Ross...............          396              *                   396
Karen Smallwood...............        3,894              *                 3,894
Neil Smallwood................       10,438              *                10,438
Christine J. Smith............          594              *                   594

--------

*/ Less than 1%

                             PLAN OF DISTRIBUTION

  The Shares may be offered by the Selling Stockholders from time to time on terms to be determined at the time of sale. The Selling Stockholders may effect such transactions by selling the Shares to or through securities broker-dealers or other agents, and such broker-dealers or other agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, and/or the purchasers of the for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Additionally, agents or dealers may acquire Shares or interests therein as a pledgee and may, from time to time, effect distributions of the Shares or interests in such capacity. The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

  In order to comply with the securities laws of certain states, sales of the Shares to the public in such states may be made only through broker-dealers who are registered or licensed in such states. Sales of the Shares must also be made by the Selling Stockholders in compliance with other applicable state securities laws and regulations.

  Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the particular Selling Stockholder who is offering the Shares or by agreement between such Selling Stockholder, and underwriters, dealers or agents.

                                    EXPERTS

  The consolidated financial statements of the Company incorporated by reference into this Prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and have been included or incorporated by reference in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Paul, Hastings, Janofsky & Walker, 399 Park Avenue, New York, New York 10022. Barry A. Brooks, a partner of Paul, Hastings, Janofsky & Walker, is presently serving as the Secretary of the Company.

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  No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospec-tus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which it is un-lawful to make such an offer or solicitation. Neither the delivery of this Pro-spectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                                  -----------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents
 by Reference..............................................................   2
The Company................................................................   3
Selling Stockholders.......................................................   3
Plan of Distribution.......................................................   4
Experts....................................................................   4
Legal Matters..............................................................   4

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                               CATALINA MARKETING
                                  CORPORATION

                                 54,517 Shares

                                  Common Stock

                                ($.01 par value)

                                  -----------

                                   PROSPECTUS

                                  -----------


                                October 11, 1996



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